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                                                                EXHIBIT 11.2

                          CORPORATE PROPERTY INVESTORS

                       COMPUTATION OF PER SHARE EARNINGS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                    FOR THE THREE MONTHS ENDED           FOR THE YEAR ENDED
                                            MARCH 31,                       DECEMBER 31,
                                    --------------------------        ------------------------
                                       1998           1997               1997          1996
                                       ----           ----               ----          ----
Basic:
     Weighted averages shares
       outstanding................   25,353,000     26,066,000         25,835,000    22,045,000
     Net Income Available to
       Common Shareholders........       78,099        148,530            263,499       170,659
     Net Income Per Share.........  $      3.08    $      5.70        $     10.20   $      7.74
                                    ===========    ===========        ===========   ===========
Diluted:
     Weighted averages shares
       outstanding................   25,353,000     26,066,000         25,835,000    22,045,000
     Effect of Dilutive
       Securities:
          Convertible Preferred
            Shares................    1,505,000      1,505,000          1,505,000           N/A
          Employee Stock
            Options...............      237,000         --                  8,000        --
                                    -----------    -----------        -----------   -----------
     Total Diluted Shares.........   27,095,000     27,571,000         27,348,000    22,045,000
                                    -----------    -----------        -----------   -----------
     Net Income...................       78,099        148,530            263,499       170,659
     Effect of Dilutive
       Securities:
          Convertible Preferred
            Shares................        3,428          3,428             13,712           N/A
                                    -----------    -----------        -----------   -----------
                                         81,527        151,958            277,211       170,659
                                    -----------    -----------        -----------   -----------
     Diluted Net Income Per
       Share......................  $      3.01    $      5.51        $     10.14   $      7.74
                                    ===========    ===========        ===========   ===========

Note: For the year ended December 31, 1996, the Convertible Preferred Shares were antidilutive and therefore not included in the calculation of Diluted Net Income Per Share.